Exhibit 11.1









                                Years Ended September 30,
                              ----------------------------
                                   1995           1996
                               ------------   ------------
Net income                          3,213           7,288

Weighted average shares
outstanding                     8,631,578       8,639,498(1)
                              -----------     -----------
Earnings per share                0.37             0.84
                              -----------     -----------


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1  Includes common-stock outstanding and common-stock equivalent-stock options.